UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

AMENDMENT NO. 1 TO

ANNUAL REPORT

of

PROVINCE OF ALBERTA

CANADA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2025

SECURITIES REGISTERED*

(As of close of fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered

N/A	N/A	N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

NATHAN COOPER

Alberta’s Senior Representative to the United States of America

Alberta Washington Office

Canadian Embassy

501 Pennsylvania Avenue N.W.

Washington, D.C. 20001

Phone: 202-448-6475

Copies to:

STEPHEN J. THOMPSON Assistant Deputy Minister, Treasury and Risk Management Treasury Board and Finance 8th fl Federal Building, 9820 — 107 Street Edmonton, Alberta T5K 1E7 (780) 644-5011	CHRISTOPHER J. CUMMINGS Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, ON Canada M5K 1J3 (416) 504-0520

*The Registrant is filing this annual report on a voluntary basis.

PROVINCE OF ALBERTA

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the “Annual Report”) for the fiscal year ended March 31, 2025 on Form 18-K as set forth below:

The following additional exhibits are added to the Annual Report:

99.5	2025-26 First Quarter Fiscal Update and Economic Statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, at Edmonton, Alberta, Canada on the 4th day of September, 2025.

Province of Alberta

By:	/s/ Stephen J. Thompson
Name:	Stephen J. Thompson

Title:	Assistant Deputy Minister, Treasury and Risk Management, Treasury Board and Finance

EXHIBIT INDEX
Exhibit Number	Description

99.5	2025-26 First Quarter Fiscal Update and Economic Statement.

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